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                              BANC ONE CORPORATION
                              100 East Broad Street
                              Columbus, Ohio 43271-0240

                                                              News Release

[LOGO]                                        For further information contact:
                                              Jacqueline Spak (614) 248-1280
                                              John Russell (614) 248-5989

FOR RELEASE: February 18, 1997

           BANC ONE AFFIRMS PLANS TO SUPPORT MASTER TRUST SECURITIES

BANC ONE CORPORATION (NYSE: ONE) today confirmed that it has been meeting with Moody's, Standard & Poor's and three banks which provide credit enhancement to review alternative actions designed to avert early amortization or reduction in the rating of outstanding investor certificates issued by Banc One Master Trust. On January 24, 1997, Moody's Rating Update Review reported that Moody's Investor Services placed on review $2.66 billion in securities backed by BANC ONE credit card receivables as a result of increasing charge-offs being experienced in the industry and by the master trust.

BANC ONE is fully committed to continued use of credit card securitizations as a funding strategy and the credit card business as exemplified by the January 20, 1997, announcement to merge with First USA, Inc. (NYSE: FUS). Over the last several weeks BANC ONE has been reviewing alternative actions that can be taken to bolster investor and rating agency confidence and avert the possibility of early amortization. While certain unilateral actions have already been taken or are underway, others being considered may require permission and/or support from the other parties involved.

Last week BANC ONE completed a review of these strategic alternatives with Moody's and Standard & Poor's, as well as the three banks. These reviews, as well as continuing discussions with the rating agencies and credit enhancing banks, leave BANC ONE encouraged that a favorable resolution of the issues can be achieved in the coming weeks.

At December 31, 1996, BANC ONE had a managed credit card portfolio of $12.6 billion of which $3.3 billion had been securitized. First USA Inc. manages a credit card portfolio of $22.4 billion of which $17.2 billion had been securitized. Completion of the merger transaction will make BANC ONE the third largest bank credit card issuer in the United States serving over 32 million customers.